Exhibit 99.1

Tucows Announces $40 Million Stock Buyback Program

TORONTO, February 13, 2019 – Tucows Inc. (NASDAQ:TCX, TSX:TC) today announced that its Board of Directors has approved a stock buyback program to repurchase, from time to time, up to $40 million of its common stock in the open market.

The new $40 million buyback program will commence February 14, 2019 and will terminate on or before February 13, 2020. Purchases for the new $40 million buyback program will be made exclusively through the facilities of the Nasdaq Capital Market. The previously announced $40 million buyback program for the period February 14, 2018 to February 13, 2019 has been terminated.

All shares purchased by Tucows under the stock buyback program will be retired and returned to treasury.

The timing and exact number of common shares purchased will be at Tucows’ discretion and will depend on available cash and market conditions. Tucows may suspend or discontinue the repurchases at any time, including in the event Tucows would be deemed to be making an acquisition of its own shares under Rule 13e-3 of the Securities Exchange Act of 1934, as amended. Subject to applicable securities laws and stock exchange rules, all purchases will occur through the open market and may be in large block purchases. Tucows does not intend to purchase its shares from its management team or other insiders.

The purchase will be funded from available working capital and existing credit facilities. As of February 13, 2019, Tucows had 10,637,965 common shares outstanding.

NO STOCK EXCHANGE, SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.

About Tucows Tucows is a provider of network access, domain names and other Internet services. Ting (https://ting.com) delivers mobile phone service and fixed Internet access with outstanding customer support. OpenSRS (http://opensrs.com) and Enom (http://www.enom.com) manage a combined 23 million domain names and millions of value-added services through a global reseller network of over 37,000 web hosts and ISPs. Hover (http://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (http://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995 including statements regarding our expectations regarding our future financial results and, including, without limitation, our expectation regarding our ability to realize synergies from the Enom acquisition and our expectation for growth of Ting Internet. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

Tucows, Ting, OpenSRS, Enom and Hover are registered trademarks of Tucows Inc. or its subsidiaries.

Contact: Lawrence Chamberlain (416) 519-4196 lawrence.chamberlain@loderockadvisors.com